As Filed with the Securities and Exchange Commission on September 21, 2005
                                                 Registration No. 333-127222
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              _____________________________________________________


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               Convera Corporation
             (Exact name of registrant as specified in its charter)


             Delaware                                 54-1987541
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)


                          1921 Gallows Road, Suite 200
                             Vienna, Virginia 22182
                                 (703) 761-3700
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                _________________________________________________

                                Patrick C. Condo
                      President and Chief Executive Officer
                               Convera Corporation
                          1921 Gallows Road, Suite 200
                             Vienna, Virginia 22182
                                 (703) 761-3700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                _________________________________________________

                                    Copy to:
                             Stephen M. Davis, Esq.
                                Heller Ehrman LLP
                       Times Square Tower, 7 Times Square
                            New York, New York 10036
                                 (212) 847-8798

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.|_|

===================================================================================================================================
                                                CALCULATION OF REGISTRATION FEE
===================================================================================================================================

     Title of Each Class of         Amount to be     Proposed Maximum        Proposed Maximum                 Amount of
   Securities to be Registered       Registered     Offering Price Per          Aggregate                 Registration Fee
                                                        Share (1)           Offering Price (1)
---------------------------------- --------------- --------------------- ------------------------- --------------------------------
---------------------------------- --------------- --------------------- ------------------------- --------------------------------

          Common Stock               5,555,556            $9.41                $52,277,782                    $6,154(2)
---------------------------------- --------------- --------------------- ------------------------- --------------------------------
      (1)Estimated solely for the purpose of computing the registration fee required pursuant to Section 6(b) of the
Securities Act and computed pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low prices of the Common Stock on August 1, 2005 as reported on the Nasdaq National Market.
      (2) Previously paid.

         THE REGISTRANT  HEREBY AMENDS THIS  REGISTRATION  STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS
EFFECTIVE  DATE UNTIL THE  REGISTRANT  SHALL FILE A FURTHER  AMENDMENT  WHICH  SPECIFICALLY  STATES THAT THIS  REGISTRATION
STATEMENT  SHALL  THEREAFTER  BECOME  EFFECTIVE  IN  ACCORDANCE  WITH  SECTION  8(a) OF THE  SECURITIES  ACT OR  UNTIL  THE
REGISTRATION  STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE  COMMISSION,  ACTING PURSUANT TO
SAID SECTION 8(a), MAY DETERMINE.


===================================================================================================================================

     The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.







                 SUBJECT TO COMPLETION DATED SEPTEMBER 21, 2005


PRELIMINARY PROSPECTUS



                        5,555,556 Shares of Common Stock
                                 par value $0.01

                               Convera Corporation

                              _____________________


This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the "shelf" registration process. The selling stockholder listed on page 11 may offer and resell up to an aggregate of 5,555,556 shares of our common stock under this prospectus from time to time.


We will not receive any of the proceeds from the offer and sale of the shares. We will bear the costs relating to the registration of these shares.

Our common stock currently trades on the NASDAQ National Market under the symbol "CNVR".

See "Risk Factors" beginning on page 3 to read about risks that you should consider before buying shares of our common stock.

The Securities and Exchange Commission may take the view that, under certain circumstances, the selling stockholder and any broker-dealers that participate with the selling stockholder in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. Commissions, discounts, or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.




                The date of this prospectus is September__, 2005

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION..........................................1

SUMMARY......................................................................2

RISK FACTORS.................................................................3

USE OF PROCEEDS.............................................................10

SELLING STOCKHOLDER.........................................................10

PLAN OF DISTRIBUTION........................................................11

LEGAL MATTERS...............................................................13

EXPERTS.....................................................................13


You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, nor an offer or solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus at a later date.

                       WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission's public reference room at 100 F Street,
N. E., Washington, D.C. 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. Our Securities and Exchange Commission filings are also available at the Securities and Exchange Commission's Web site at "http://www.sec.gov." In addition, you can read and copy our Securities and Exchange Commission filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

The Securities and Exchange Commission allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

     1.   Our Annual Report on Form 10-K for the year ended January 31, 2005;

     2.   Our  Quarterly  Report on Form 10-Q for the  quarter  ended  April 30,
          2005;


     3.   Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2005;

     4. Our Current Report on Form 8-K dated March 2, 2005, as filed on March 2, 2005;

     5. Our Current Report on Form 8-K dated March 22, 2005, as filed on March 28, 2005;

     6. Our Current Report on Form 8-K dated May 25, 2005, as filed on May 26, 2005;

     7. Our Current Report on Form 8-K dated June 1, 2005, as filed on June 2, 2005;

     8. Our Current Report on Form 8-K dated July 1, 2005, as filed on July 5, 2005;

     9. Our Current Report on Form 8-K dated July 29, 2005, as filed on August 4, 2005;

     10. Our Current Report on Form 8-K dated August 24, 2005, as filed on August 24, 2005;

     11. Our Definitive Proxy Statement dated May 31, 2005 filed in connection with our 2005 Annual Meeting of Stockholders;

     12. The description of our common stock set forth in our Registration Statement on Form 8-A, filed on November 21, 2000.


We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

                               Convera Corporation
                       Attention: Chief Financial Officer
                          1921 Gallows Road, Suite 200
                             Vienna, Virginia 22182
                                 (703) 761-3700

                                     SUMMARY

This prospectus contains forward looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors appearing under "Risk Factors" and elsewhere in this prospectus.

The following summary does not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision.

We design, develop, market, implement and support enterprise search and categorization software solutions that enable a broad range of mission critical applications within government agencies and commercial enterprises. These applications include knowledge management, enterprise portals, intelligence gathering and analysis, safety and national security, law enforcement, research and discovery, regulatory compliance and customer service. We believe our flagship enterprise solution, RetrievalWare, offers customers the ability to manage vast stores of unstructured information by providing highly scalable, fast, accurate and secure search capabilities across more than 200 forms of text, video, image and audio information, in more than 50 languages. We also offer professional services for our software solutions to ensure our products integrate seamlessly into customer environments. Training, consulting and maintenance services are also provided to facilitate optimal use of our technologies.


We maintain a portfolio of patented and proprietary technologies. Our core technologies include: advanced computational linguistics and semantic networking that leverage lexical knowledge using built-in knowledge bases to search not only for specific word meanings, but also for related terms and concepts; Adaptive Pattern Recognition Processing that identifies patterns in digital data, providing the capability to build content-based analysis and retrieval applications for any type of digital information; and intelligent real-time video analysis that detects scene changes as they occur. Our latest software release, RetrievalWare 8, includes technical advancements such as categorization, dynamic classification, profiling and distributed indexing capabilities. In addition, we have embarked on an advanced web indexing development effort focused on applying portions of our existing core technology to also locate contextually relevant information on the World Wide Web. This next-generation search technology achieved its initial development milestone in October 2004 by creating an "alpha" stage, search platform for open-source Web content. We have since advanced our efforts to "beta" stage as the technology presently contains more than three billion documents in the index. We have developed this search technology in order to add structure to the Web through the use of proprietary taxonomies and ontologies, semantic analysis and deep knowledge resources capable of providing end-users with more relevant search results. The technology also supports complex queries, offers built in video and image search, and provides geo-locational data. The offering may be used in concert with our RetrievalWare solution or with a customer's existing internal application to create an integrated portal offering "blended" results from both Intranet and open-source searches. We have also entered into a hosting facility agreement with AT&T for this service offering in anticipation of a commercial launch during fiscal 2006.


We are a Delaware corporation, and we were established through the combination of the former Excalibur Technologies Corporation and Intel Corporation's Interactive Media Services division on December 21, 2000. Our principal corporate offices are located at 1921 Gallows Road, Suite 200, Vienna, Virgina 22182. Our telephone number at that address is: (703) 761-3700. Our website address is www.convera.com. Information contained on our website is not a part of this prospectus.

                           FORWARD LOOKING STATEMENTS

This prospectus contains forward looking statements. These statements relate to future events or our future financial performance. We have identified forward looking statements in this prospectus using words such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of such terms or other comparable terminology. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. These risks, uncertainties, assumptions and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from future results, levels of actual activity, performance or achievements expressed or implied by such forward looking statements.

Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward looking statements after the date of this prospectus to conform such statements to actual results, unless required by law.


                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. Before purchasing these securities, you should carefully consider the following risk factors, as well as other information contained in this prospectus or incorporated by reference into this prospectus, in evaluating an investment in the securities offered by this prospectus. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

     We have had a history of operating losses and may incur future losses; if we are unable to achieve profitability, our stock price will likely suffer and steps which we may take to reduce our expenditures or preserve our existing funds could harm our sales and financial results.


We believe that our future profitability will depend on our ability to effectively market existing and newly developed software products through a balanced multi-channel distribution network and on our ability to commercially launch a Web indexing initiative. We cannot assure that our costs to develop, introduce and promote enhanced or new products will not exceed our expectations, or that these products will generate revenues sufficient to offset these expenses. We have operated at a loss for each of the past three fiscal years. For the fiscal years ended January 31, 2005, 2004, and 2003, our net losses were approximately $19.8 million, $18.1 million, and $29.1 million, respectively. These losses include our expenditures associated with selling software products and further developing software products during these years. We plan to continue to invest in these programs and, accordingly, we cannot assure that our operating losses will not continue in the future. Continued losses could reduce our liquidity and negatively affect our stock price. As of July 31, 2005, our balances of cash, cash equivalents and short-term investments were approximately $45.0 million. We believe our current balance of cash, cash equivalents and short-term investments, combined with any funds generated from our operations and available from credit facilities will be sufficient to fund our operations for at least the next twelve months based upon our estimates of funds required to operate our business during such period. However, if, at any point, due to continued losses, we cease to have sufficient funds to continue our operations, we would need to decrease our expenditures including those associated with the Web indexing initiative. As a result of any decrease in expenditures, we may need to terminate employees, curtail research and development programs and take other steps to reduce the amount of funds we expend in our operations. This could have a negative effect on our ability to develop product improvements or new products that will achieve market acceptance. This could in turn, have a negative impact on our sales and financial results.

     We experience quarterly fluctuations in our operating results, which may adversely affect our stock price


Our quarterly operating results have varied substantially in the past. For example, our total revenues for our four fiscal quarters ending July 31, 2005 were $7.8 million, $5.1 million, $6.3 million and $6.1 million, respectively, and the price per share of our common stock during those quarters ranged from $2.17 to $8.83. Our quarterly operating results are likely to continue to vary substantially from quarter to quarter in the future, due to a variety of factors including the following:

     o the downturn in capital spending by customers as a result of general economic conditions;

     o    reduced customer demand for our products and services;

     o    the delay or deferral of customer implementations;

     o    the budget cycles of our customers;

     o    seasonality of individual customer buying patterns;

     o    an increase in competition in the software industry;

     o    the size and timing of individual transactions;

     o the timing of new software introductions and software enhancements by us and our competitors;

     o    changes in operating expenses and personnel;

     o    changes in accounting  principles,  such as a  requirement  that stock
          options  be  included  in  compensation,   which  would  increase  our
          compensation expense and have a negative effect on earnings;

     o    the overall trend towards industry consolidation; and

     o changes in general economic and geo-political conditions and specific economic conditions in the computer and software industries.


In particular, our period-to-period operating results have historically been significantly dependent upon the timing of the closing of significant license agreements. Because purchasing our software products often requires significant capital investment, our customers may defer or decide not to make their purchases. This means sales can involve long sales cycles of six months or more. We derive a significant portion of our revenues from sales to agencies of the U.S. Government, and therefore, the budget cycle of the U.S. Government impacts our total revenues. For example, revenues derived from one customer accounted for approximately 19% of our total revenues for the first six months of fiscal year 2006. We have historically recorded a significant portion of our total quarterly license revenues in the third month of a quarter, with a concentration of these revenues occurring in the last half of that third month. We expect these revenue patterns to continue. Despite these uncertainties in our revenue patterns, we base our operating expenses upon anticipated revenue levels, and we incur these expenses on an approximately ratable basis throughout a quarter. As a result, if expected revenues are deferred or otherwise not realized in a quarter for any reason, our business, operating results and financial condition would be materially adversely affected.

In addition, steps which we have taken or may take in the future to control operating expenses may hamper our development, sales and marketing efforts and, ultimately, our operating results. For instance, we aligned our resources through a number of restructurings during fiscal years 2002 through 2005 to attempt to focus on markets that have been consistently successful for us. These restructurings were intended to streamline our professional services, customer support and sales organizations by reducing the number of our employees, improve the productivity of each of those organizations and reduce management personnel and other overhead costs in our marketing, development and administrative organizations. However, the loss of key personnel in such restructurings and any severance and other costs incurred in such restructurings could negatively affect our quarterly operating results and adversely affect our stock price.

     We derive a significant portion of our revenues from sales to U.S. Government agencies which are subject to budget cuts and, consequently, a change in the size and timing of our U.S. Government contracts may materially affect our operating results.


For the quarter ended July 31, 2005, total revenues derived from sales to agencies of the U.S. Government were approximately $5.5 million, representing 71% of total revenues. For the quarter ended July 31, 2004, revenues derived from sales to agencies of the U.S. Government were approximately $2.4 million, or 47% of total revenues. While the U.S. Government has at times increased spending on defense, information systems and homeland security initiatives, some government agencies have realized budget reductions which may adversely impact their purchasing decisions and timing. We are actively pursuing several opportunities for business with certain U.S. Government agencies. While the nature and timing of these opportunities, as well as the ability to complete business transactions related to these opportunities, is subject to certain risks and uncertainties, successful completion of any of these transactions could have a material impact on our future operating results and financial position. There can be no assurance that we will complete any of these potential transactions.


     We depend on international sales, particularly in the United Kingdom, and any economic downturn, changes in laws, changes in currency exchange rates or political unrest in the United Kingdom or in other countries in which we sell our products could have a material adverse effect on our business.


For the quarter ended July 31, 2005, total revenues derived from international sales were approximately $1.6 million, representing approximately 20% of total revenues. For the quarter ended July 31, 2004, revenues derived from international sales were approximately $1.3 million, representing approximately 26% of total revenues. Most of our international sales are in the United Kingdom. Our international operations have historically exposed us to longer accounts receivable and payment cycles and fluctuations in currency exchange rates. International sales are made mostly from our U.K. foreign subsidiary and are denominated in British pounds or EUROs. As of July 31, 2005, approximately 15% and 6% of our total consolidated accounts receivable were denominated in British pounds or EUROs, respectively. Additionally, our exposure to foreign exchange rate fluctuations arises in part from intercompany accounts in which royalties on our foreign subsidiary's sales are charged to our foreign subsidiary and recorded as intercompany receivables on our books. We are also exposed to foreign exchange rate fluctuations as the financial results of our foreign subsidiary are translated into U.S. dollars in consolidation. Since exchange rates vary, those results when translated may vary from expectations and adversely impact overall expected profitability.


Our international operations expose us to a variety of other risks that could seriously impede our financial condition and growth. These risks include the following:

     o    potentially adverse tax consequences;

     o    difficulties in complying with regulatory requirements and standards;

     o    trade restrictions and changes in tariffs;

     o    import and export license requirements and restrictions; and

     o uncertainty of the effective protection of our intellectual property rights in certain foreign countries.

If any of these risks described above materialize, our international sales could decrease and our foreign operations could suffer.

     We are in an extremely competitive market, and if we fail to compete effectively or respond to rapid technological change, our revenues and market share will be adversely affected.

Our business environment and the computer software industry in general are characterized by intense competition, rapid technological changes, changes in customer requirements and emerging new market segments. Our competitors include many companies that are larger and more established and have substantially more resources than we do. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the markets served by us. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition or results of operations.

In order for our strategy to succeed and to remain competitive, we must leverage our core technology to develop new product offerings, update existing features and add new components to our current products such as support for new datatypes and taxonomies for special vertical markets. These development efforts are expensive, and we plan to fund these developments with our existing capital resources, and other sources, such as equity issuances and borrowings, which may be available to us. If these developments do not generate substantial revenues, our business and results of operations will be adversely affected. We cannot assure that we will successfully develop any new products, complete them on a timely basis or at all, achieve market acceptance or generate significant revenues.

     We design our products to work with certain systems and changes to such systems may render our products incompatible with these systems, and we may be unable to sell our products.

Our ability to sell our products depends on the compatibility of our products with other software and hardware products. These products may change or new products may appear that are incompatible with our products. If we fail to adapt our products to remain compatible with other vendors' software and hardware products or fail to adapt our products as quickly as our competitors, we may be unable to sell our products.

     Our software products are complex and may contain errors that could damage our reputation and decrease sales.

Our complex software products may contain errors that may be detected at any point in the products' life cycles. We cannot assure that, despite our testing and quality assurance efforts and similar efforts by current and potential customers, errors will not be found. The discovery of an error may result in loss of or delay in market acceptance and sales.

     We depend on proprietary technology licensed from third parties. If we lose these licenses, it could delay shipments of products incorporating this technology and could be costly.

Our products use some of the technology that we license from third parties, generally on a nonexclusive basis. We believe that there are alternative sources for each of the material components of technology we license from third parties. However, the termination of any of these licenses, or the failure of the third-party licensors to adequately maintain or update their products, could delay our ability to ship these products while we seek to implement technology offered by alternative sources. Any required replacement licenses could prove costly. Also, any delay, to the extent it becomes extended or occurs at or near the end of a fiscal quarter, could harm our quarterly results of operations. While it may be necessary or desirable in the future to obtain other licenses relating to one or more of our products or relating to current or future technologies, we cannot assure that we will be able to do so on commercially reasonable terms or at all.

     Because of the technical nature of our business, our intellectual property is extremely important to our business, and adverse changes to our intellectual property would harm our competitive position.

We believe that our success depends, in part, on our ability to protect our proprietary rights and technology. Historically, we have relied on a combination of copyright, patents, trademark and trade secret laws, employee confidentiality and invention assignment agreements, distribution and OEM software protection agreements and other methods to safeguard our technology and software products. Risks associated with our intellectual property, include the following:

     o    pending patent applications may not be issued;

     o intellectual property laws may not protect our intellectual property rights;

     o third parties may challenge, invalidate, or circumvent any patent issued to us;

     o rights granted under patents issued to us may not provide competitive advantages to us;

     o unauthorized parties may attempt to obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights;

     o others may independently develop similar technology or design around any patents issued to us; and

     o effective protection of intellectual property rights may be limited or unavailable in some foreign countries in which we operate.

     We depend on our key personnel, the loss of whom would adversely affect our business, and we may have difficulty attracting and retaining skilled employees.

Our success depends to a significant degree upon the continued contributions of our key management, marketing, technical and operational personnel. We generally do not utilize employment agreements for our key employees. The loss of the services of one or more key employees could have a material adverse effect on our operating results. We also believe that our future success will depend in large part upon our ability to attract and retain additional highly skilled management, technical, marketing, product development, operational personnel and consultants. Competition for such personnel, particularly software developers, professional service consultants and other technical personnel, is intense, and pay scales in the software industry have significantly increased. There can be no assurance that we will be successful in attracting and retaining such personnel.

     We may not be able to use net operating loss carryforwards.

As of January 31, 2005, we had net operating loss carryforwards of approximately $165 million. The deferred tax assets representing the benefits of these carryforwards have been offset completely by a valuation allowance due to our lack of an earnings history. The realization of the benefits of these carryforwards depends on sufficient taxable income in future years. Lack of future earnings could adversely affect our ability to utilize these carryforwards. Additionally, past or future changes in our ownership and control could limit the ability to utilize these carryforwards. Despite the carryforwards, we may have income tax liability in future years due to the application of the alternative minimum tax rules of the United States Internal Revenue Code.

     While we believe we will have sufficient funds for our operations for at least the next twelve months, it is possible that we will need additional capital during or after that time. Additional capital may not be available on acceptable terms, or at all, and if we do not receive any necessary additional capital, it could harm our financial condition and future prospects.


As of July 31, 2005, our balances of cash, cash equivalents and short-term investments were approximately $45.0 million. We believe our current balance of cash, cash equivalents and short-term investments, combined with any funds generated from our operations and available from credit facilities will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months based upon our estimates of funds required to operate our business during such period. However, during or after that time, we may need to raise additional funds for the following purposes:


     o fund our operations, including sales, marketing and research and development programs including the Web initiative;

     o    fund any growth we experience;

     o enhance and/or expand the range of products and services we offer; for example, we may upgrade our existing products or develop new products, including products capable of searching and/or indexing the Web, and we may expand our training and other professional services for our products;

     o    increase our promotional and marketing activities, or

     o respond to competitive pressures and/or perceived opportunities, such as investment, acquisition and international expansion activities.

We cannot reassure our investors that if we need additional capital that it will be available, and if so, on terms beneficial to us. Historically, we have obtained external financing primarily from sales of our common stock. To the extent we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution. If we are unable to obtain additional capital, we may then attempt to preserve our available resources by various methods including deferring the creation or satisfaction of commitments, reducing expenditures on our research and development programs or otherwise scaling back our operations. If we were unable to raise such additional capital or defer certain costs as described above, that inability would have an adverse effect on our financial position, results of operations and prospects.

     Our stock price may fluctuate which may make it difficult to resell shares of our stock.


The market price of our common stock has been highly volatile. For example, in the first six months of fiscal year 2006, the market price per share of our common stock ranged from $3.92 to $8.83. This volatility may adversely effect the price of our common stock, and our stockholders may not be able to resell their shares of common stock following periods of volatility because of the market's adverse reaction to this volatility. We anticipate that this volatility, which frequently affects the stock of software companies, will continue. Factors that could cause such volatility include:

     o    future announcements concerning us or our competitors;

     o    quarterly variations in our operating results;

     o actual or anticipated announcements of technical innovations or new product developments by us or our competitors;

     o    general conditions in our industry;

     o    developments concerning litigation; and

     o    worldwide economic and financial conditions.

On occasion, the equity markets, and in particular the markets for software companies, have experienced significant price and volume fluctuations. These fluctuations have affected the market price for many companies' securities even though the fluctuations are often unrelated to the companies' operating performance.

     Our amended and restated certificate of incorporation, bylaws, ownership and Delaware law contain provisions that could discourage a third party from acquiring us and consequently decrease the market value of an investment in our stock.

Some provisions of our amended and restated certificate of incorporation and bylaws and of Delaware law could delay or prevent a change of control or changes in our management that a stockholder might consider favorable. Any delay or prevention of a change of control or change in management could cause the market price of our common stock to decline.

     Allen Holding Inc. and related parties exercise voting control over a significant percentage of our shares and, our other shareholders may not have an effective say in any matters upon which shareholders vote.


Allen Holding Inc., together with Allen & Company Incorporated, Herbert A. Allen and certain related parties, beneficially own approximately 49% of our voting power, and would therefore be able to effectively control the outcome of matters requiring a stockholder vote. These matters could include offers to acquire us and elections of directors. Allen Holding, Inc., Mr. Allen and Allen & Company may have interests which are different than the interests of our other stockholders.


     We have not yet been required to perform an assessment of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and we may, during our process, encounter delays in such process or deficiencies with respect to certain internal control practices.


Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required, beginning with our fiscal year ending January 31, 2006, to include in our annual report management's assessment of the effectiveness of our internal control over financial reporting and our audited financial statements as of the end of our prior fiscal year. Furthermore, our independent registered public accounting firm will be required to express an opinion on management's assessment and an opinion on the effectiveness of our internal control over financial reporting based on its audit. We are in the initial stages of completing the documentation of our internal controls. Due to the number of controls to be documented and examined, the complexity of the project, as well as the subjectivity involved in determining effectiveness of controls, we cannot be certain that we will complete our Section 404 compliance work on a timely basis or, if we do, that all of our internal controls will be considered effective. In addition, the guidelines for the evaluation and attestation of internal control systems have only recently been formalized, and the evaluation and attestation processes are new and untested. Therefore, we can give no assurances that our systems will satisfy the new regulatory requirements. If we fail to timely complete our
Section 404 compliance work, including this assessment, or if our independent public accounting firm cannot timely attest to our assessment, we could be subject to regulatory sanctions and a loss of public confidence in our internal controls. Also, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or commercial relationships or cause us to fail to timely meet our regulatory reporting obligations. Any of these failures could have a negative effect on the trading price of our stock.


                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares offered and sold pursuant to this prospectus.

The selling stockholder will not pay any of the expenses that are incurred in connection with the registration of the shares, but it will pay all commissions, discounts and any other compensation to any securities broker dealers through whom it sells any of the shares.


                               SELLING STOCKHOLDER

The following table sets forth the name of the selling stockholder, the aggregate number of shares of common stock beneficially owned by the selling stockholder as of July 1, 2005, and the aggregate number of shares of common stock that the selling stockholder may offer and sell pursuant to this prospectus. Because the selling stockholder may offer all or a portion of the shares of common stock offered by this prospectus at any time and from time to time after the date hereof, no estimate can be made of the number of shares that the selling stockholder may retain upon completion of this offering. However, assuming all of the shares offered by this prospectus are sold by the selling stockholder then, after completion of this offering, the selling stockholder will not own more than one percent of the shares of common stock outstanding.

We are registering all of the shares of common stock offered for sale pursuant to this prospectus as required by certain registration rights obligations.

In the following table, we have calculated shares of common stock beneficially owned based upon the number of shares of common stock outstanding on July 1, 2005, together with options that are exercisable within 60 days of July 1, 2005 for the selling stockholder. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the named stockholder exercises voting and/or investment power. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The information with respect to beneficial ownership of common stock held by each person is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by the selling stockholder, based upon statements filed with the Securities and Exchange Commission or based upon our actual knowledge.

Within the past three years, the selling stockholder has not held any position or office with us or any of our affiliates or entered into a material relationship with us or any of our affiliates.


                                                           Number of Shares
                                                          Beneficially Owned
                                                           (Excluding Shares      Number of Shares Offered
Name                                                           Offered Hereby)                Hereby
Legg Mason Opportunity Trust (1)                               5,555,556                  5,555,556

_________________________


     (1) The selling stockholder is a series of Legg Mason Investment Trust, Inc., an investment company registered under the Investment Company Act of 1940. LMM, LLC acts as the investment manager for the selling stockholder pursuant to an investment management agreement and exercises the voting and dispositive powers with respect to the shares to be offered for resale by the selling stockholder. LMM, LLC is an investment adviser registered under the Investment Advisers Act of 1940. LMM, LLC is a subsidiary of Legg Mason, Inc., a publicly traded company. LMM, LLC is not a registered broker-dealer; however, Legg Mason, Inc. owns several broker-dealers. The selling stockholder is a series of an investment company; it is not a broker-dealer, and it acquired the shares in the ordinary course of its business and, at the time of acquisition, did not have any understandings or arrangements with any person, either directly or indirectly, to distribute the shares.


The selling stockholder acquired the 5,555,556 shares of common stock included in the table above at a price of $4.50 per share in a private placement which closed on July 1, 2005. All of these shares of common stock were issued and sold pursuant to an exemption from the registration requirements of the Securities Act as provided by Rule 506 of Regulation D promulgated under the Securities Act. We also paid Allen & Company LLC a fee as compensation for services as a financial advisor to us in connection with the private placement.

                              PLAN OF DISTRIBUTION

We are registering the shares of common stock offered for sale by this prospectus on behalf of the selling stockholder. As used in this section, "selling stockholder" includes donees, pledgees, distributees, transferees or other successors-in-interest, including, without limitation, their respective affiliates, members and limited or general partners, all of which are referred to as a group below as transferees, or certain counterparties to derivative transactions with the selling stockholder or transferees. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by it.

An aggregate of 5,555,556 shares of common stock were originally issued to and purchased by the selling stockholder at a price of $4.50 per share in a private placement which closed on July 1, 2005. All of these shares of common stock were issued and sold pursuant to an exemption from the registration requirements of the Securities Act as provided by Rule 506 of Regulation D promulgated under the Securities Act. We also paid Allen & Company LLC a fee as compensation for services as a financial advisor to us.

Shares of common stock may be sold by the selling stockholder from time to time in one or more types of transactions (which may include block transactions) on The Nasdaq National Market or on any other market on which our common stock may from time to time be trading or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions, through put or call options transactions relating to the shares, through short sales of such shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, fixed prices, varying prices determined at the time of sale or at negotiated prices. The selling stockholder will have the sole discretion not to accept, in whole or in part, any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time. Such transactions may or may not involve brokers or dealers. To the best of our knowledge, the selling stockholder has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus; however, the selling stockholder may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of its shares in the future.

The selling stockholder may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals, or other agents. Such broker-dealers or other agents may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or the purchasers of shares of common stock for whom such broker-dealers or other agents may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer or other agent might be in excess of customary commissions). Market makers and block purchasers purchasing the shares may do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any part of the shares offered hereby will be sold by the selling stockholder.

The selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions with respect to the shares. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. In addition, the selling stockholder may enter into short sales in compliance with applicable law, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery of the shares to the broker-dealer or other financial institutions, who may then resell or otherwise transfer the shares. The selling stockholder may also loan or pledge the shares to a financial institution or a broker-dealer and the financial institution or the broker-dealer may sell the shares loaned or upon a default the financial institution or the broker-dealer may effect sales of the pledged shares.

The selling stockholder and any brokers, dealers or agents that participate in connection with the sale of shares of common stock might be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by such brokers, dealers or agents and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares of common stock offered pursuant to this prospectus against certain liabilities, including liabilities arising under the Securities Act.

Because the selling stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder and it may be subject to certain statutory liabilities under the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. In addition, the selling stockholder and any other person participating in the offering will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M under the Exchange Act, which may limit the timing of purchases and sales. These restrictions may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock.

Commencing on July 1, 2006, some of the shares of common stock covered by this prospectus may qualify for resale pursuant to Rule 144 under the Securities Act and such shares may be sold under Rule 144 rather than under the terms of this prospectus. In addition, subject to applicable state and foreign laws, the selling stockholder may sell its common stock outside the United States pursuant to Rules 903 and 904 of Regulation S under the Securities Act.

To comply with the securities laws of certain jurisdictions, the shares of common stock offered by this prospectus may need to be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

If the selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In addition, to the extent required, we will amend or supplement this prospectus to disclose other material arrangements regarding the plan of distribution.


                                  LEGAL MATTERS

For the purpose of this offering, Heller Ehrman LLP, New York, New York is giving an opinion of the validity of the issuance of the securities offered in this prospectus.


                                     EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2005, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young's report given on their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


The following table sets forth the costs and expenses to be paid by the registrant in connection with the sale of the common stock being registered:

    Securities and Exchange Commission registration fee......        $ 6,154
    Legal fees and expenses..................................       $ 15,000
    Accountants' fees and expenses...........................       $ 17,000
    Miscellaneous .........................................          $ 1,000
    Total....................................................        $39,154


The  foregoing  items,   except  for  the  Securities  and  Exchange  Commission
registration fee, are estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware General Corporation Law. Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.


Certificate of Incorporation and Bylaws. The Registrant's Bylaws provide, pursuant to Section 145 of the GCL, for indemnification of officers, directors, employees and agents of the Registrant and persons serving at the request of the Registrant in such capacities within other business organizations against certain losses, costs, liabilities and expenses incurred by reason of their position with the Registrant or such other business organizations. Additionally, the Bylaws provide for such indemnification to continue as to such persons even after they have ceased holding their position with the Registrant.

ITEM 16.  EXHIBITS



      Exhibit
      Number     Description of Document
      --------- -------------------------------------------------------------
      5.1       Opinion of Heller Ehrman LLP.
      10.1      Form of Subscription Agreement dated July 1, 2005 (1)
      23.1      Consent of Heller Ehrman LLP  (Included with 5.1).
      23.2      Consent of Ernst & Young LLP.
      24.1      Power of Attorney (Included with signature page)(1).
         __________

     (1) Previously filed as an exhibit to the Registration on Form S-3 (File no. 333-127222) filed with the Securities and Exchange Commission on August 5, 2005.


ITEM 17.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made pursuant to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes that: (1) for purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and
(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Vienna, Commonwealth of Virginia, this 20th day of September, 2005.


                                    CONVERA CORPORATION


                                    By: /s/ PATRICK C. CONDO
                                         Patrick C. Condo
                                         President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

     Signature                          Title                              Date

/s/ PATRICK C. CONDO          President, Chief Executive Officer,          September 20, 2005
   Patrick C. Condo           and Director
                              (Principal Executive Officer)

/s/ JOHN R. POLCHIN           Chief Financial Officer and Secretary        September 20, 2005
   John R. Polchin            (Principal Financial Officer and
                              Principal Accounting Officer)

/s/ RONALD J. WHITTIER*       Chairman of the Board                        September 20, 2005
   Ronald J. Whittier

/s/ HERBERT A. ALLEN*         Director                                     September 20, 2005
   Herbert A. Allen

/s/ HERBERT A. ALLEN, III*    Director                                     September 20, 2005
   Herbert A. Allen, III

/s/ STEPHEN D. GREENBERG*     Director                                     September 20, 2005
   Stephen D. Greenberg

/s/ ELI S. JACOBS*            Director                                     September 20, 2005
   Eli S. Jacobs

/s/ DONALD R. KEOUGH*         Director                                     September 20, 2005
   Donald R. Keough

                              Director                                     September __, 2005
   Montgomery C. Meigs

/s/ CARL J. RICKERTSEN*       Director                                     September 20, 2005
   Carl J. Rickertsen

/s/ JEFFREY WHITE*            Director                                     September 20, 2005
   Jeffrey White




*By: /s/ Patrick C. Condo
   Patrick C. Condo, Attorney-in-fact

ITEM 16.  EXHIBITS



      Exhibit
      Number     Description of Document
      --------- -------------------------------------------------------------
      5.1       Opinion of Heller Ehrman LLP.
      10.1      Form of Subscription Agreement dated July 1, 2005 (1)
      23.1      Consent of Heller Ehrman LLP  (Included with 5.1).
      23.2      Consent of Ernst & Young LLP.
      24.1      Power of Attorney (Included with signature page)(1).
         __________

     (1) Previously filed as an exhibit to the Registration on Form S-3 (File no. 333-127222) filed with the Securities and Exchange Commission on August 5, 2005.